UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2022

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111
San Antonio, Texas 78249
(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 547-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2022, Clear Channel Outdoor Holdings, Inc. (the “Company”) and Lynn Feldman, Executive Vice President, Chief Legal Officer & Corporate Secretary of the Company, entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”), effective as of November 1, 2022. The Amended and Restated Employment Agreement supersedes the existing employment agreement between the Company and Ms. Feldman, effective June 27, 2016 and amended May 1, 2019 and January 1, 2020.

The initial term of the Amended and Restated Employment Agreement ends on October 31, 2025 and will be automatically extended for additional two-year periods, unless the Company or Ms. Feldman gives prior written notice of non-renewal of the Amended and Restated Employment Agreement between March 1 and March 31 prior to the end of the then-applicable employment term.

Pursuant to the Amended and Restated Employment Agreement, Ms. Feldman will (i) receive a base salary at an annualized rate of $650,000, (ii) be eligible to receive an annual performance bonus with a target of 100% of her annual base salary and (iii) beginning in the 2023 calendar year, be eligible for an annual equity incentive grant with an annual target value of $825,000, but in no event will the grant date fair value of any such award be less than $300,000, the form of which will be determined by the Compensation Committee of the Board of Directors of the Company.

If the Company terminates Ms. Feldman’s employment without “cause” (as defined in the Amended and Restated Employment Agreement), if it does not renew the Amended and Restated Employment Agreement or if Ms. Feldman resigns for “good cause” (as defined in the Amended and Restated Employment Agreement), Ms. Feldman will receive her accrued and unpaid base salary through the termination date, any unpaid annual bonus for the prior year and any payments required under applicable employee benefit plans. In addition, if Ms. Feldman timely executes and does not revoke a severance agreement and general release of claims in favor of the Company in a form satisfactory to the Company, Ms. Feldman will receive (a) her base salary payable over a 12-month period (the “Severance Payments”, and such period, the “Severance Pay Period”), (b) a pro rata annual bonus payment for the calendar year of Ms. Feldman’s termination, calculated based upon actual performance as of the termination date as related to overall performance at the end of the calendar year, and payable at the same time as bonuses are paid to other employees of the Company, and (c) any unvested time-vesting equity awards scheduled to vest during the 12-month period following the date of termination, which will vest in full on the date of termination, and any outstanding and unvested performance share units, which will vest as follows: (i) one-third of the target number of shares underlying the performance share units will be eligible to vest if the date of termination is before the date that is two years prior to the vesting date, (ii) two-thirds of the target number of shares underlying the performance share units will be eligible to vest if the date of termination is on or after the date which is two years prior to the vesting date but before the date that is one year prior to the vesting date and (iii) 100% of the target number of shares underlying the performance share units will be eligible to vest if the date of termination is on or after the date that is one year prior to the vesting date. The portion of the performance share units elegible to vest will remain outstanding and eligible to be earned at the end of the applicable performance period based on the applicable performance metric as outlined in the applicable award agreement. If Ms. Feldman breaches any post-employment obligations, is hired or engaged by any competitor of the Company during the Severance Pay Period or is rehired by the Company during the Severance Pay Period, the Severance Payments will cease.

If Ms. Feldman gives notice of non-renewal of the Amended and Restated Employment Agreement, Ms. Feldman will receive her accrued and unpaid base salary through the termination date, any unpaid annual bonus for the prior year and any payments required under applicable employee benefit plans.

The Amended and Restated Employment Agreement also contains a customary perpetual confidentiality provision, as well as customary non-interference, non-solicitation and non-competition provisions that apply during employment and for the 12-month period thereafter.

The foregoing description of the Amended and Restated Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text and terms of the agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of October 31, 2022, by and between Clear Channel Outdoor Holdings, Inc. and Lynn Feldman.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: November 1, 2022	By:	/s/ Brian D. Coleman
Brian D. Coleman
Chief Financial Officer